Exhibit 10.2

DOMINION RESOURCES, INC.

NEW EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

Effective January 1, 2005

And

Amended and Restated Effective July 1, 2013

DOMINION RESOURCES, INC.

NEW EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

As Amended and Restated Effective July 31, 2013

Purpose

The Board of Directors of Dominion Resources, Inc. determined that the adoption of the New Executive Supplemental Retirement Plan effective January 1, 2005 would assist it in attracting and retaining those employees whose judgment, abilities and experience would contribute to its continued progress. The Plan is intended to be a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” (as such phrase is used in the Employee Retirement Income Security Act of 1974).

The Plan is intended to qualify under the provisions of Code Section 409A and any regulations and other guidance under that section. The Plan shall be interpreted to qualify under Code Section 409A.

Effective as of July 1, 2013, no additional individuals will become Participants in the Plan. The Plan will continue in effect for Participants in the Plan as of July 1, 2013.

Article I

Definitions

As defined herein, the following phrases or terms shall have the indicated meanings:

1.1 “Administrative Benefit Committee” means the Administrative Benefit Committee of Dominion Resources, Inc. which shall manage and administer the Plan in accordance with the provisions of Article XI.

1.2 “Affiliate” means any entity that is (i) a member of a controlled group of corporations as defined in Section 1563(a) of the Code, determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C), of which Dominion Resources, Inc. is a member according to Code Section 414(b); (ii) an unincorporated trade or business that is under common control with Dominion Resources, Inc., as determined according to Code Section 414(c); or (iii) a member of an affiliated service group of which Dominion Resources, Inc. is a member according to Code Section 414(m).

1.3 “Annual Benefit” means the annual amount determined under Section 3.1(a) or Section 3.1(b), as applicable, used for purposes of calculating the Lump Sum Equivalent.

1.4 “Beneficiary” means the individual, individuals, entity, entities or the estate of a Participant which, in accordance with the provisions of Article V, is entitled to receive the benefits payable under the Plan, if any, upon the Participant’s death.

1.5 “Benefit Agreement” means any agreement between the Company and a Participant or any declaration by the Company under which a Participant is to be provided deemed age and/or service for purposes of the Plan.

1.6 “Cash Incentive Plan” means any short-term incentive plan of Dominion Resources, Inc. or an Affiliate that the CGN Committee determines should be taken into account for purposes of this Plan.

1.7 “CGN Committee” means the Compensation, Governance and Nominating Committee of the Board of Directors of Dominion Resources, Inc.

1.8 “Change in Control” means with regard to each Participant at any time an event that constitutes a “Change in Control” for purposes of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. as in effect at that time, if any.

1.9 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Company” means Dominion Resources, Inc., its predecessor, a subsidiary or an Affiliate.

1.11 “Eligibility Conditions”:

(a) For any Participant who becomes a Participant on or after December 1, 2006, “Eligibility Conditions” means either reaching age fifty-five (55) and completing sixty (60) months of Participant Service, or being deemed to have reached age fifty-five (55) and have completed sixty (60) months of Participant Service due to a Benefit Agreement.

(b) For any Participant who became a Participant on or before November 30, 2006, “Eligibility Conditions” means either reaching age fifty-five (55) and completing sixty (60) months of service, or being deemed to have reached age fifty-five (55) and have completed sixty (60) months of service due to a Benefit Agreement.

1.12 “Final Compensation” means, with respect to a specified Participant as of a specified date, the sum of (i) the Participant’s annual base salary rate then in effect and (ii) the Participant’s Incentive Compensation Amount. For purposes of this definition, all components of Final Compensation are calculated without regard to any elections by the Participant to defer any amount that otherwise would have been paid to the Participant for the relevant period.

1.13 “Incentive Compensation Amount” means the target amount that may be paid to a Participant under the Cash Incentive Plan with regard to the year as of which the determination is being made. If a Participant participates in more than one Cash Incentive Plan during a year, the Participant’s “Incentive Compensation Amount” will be the greatest of the target amounts designated under any plan for that year.

1.14 “Installment Payments” mean a series of monthly payments in an amount equal to one-twelfth of the Annual Benefit.

1.15 “Life Participant” means any Participant who is specifically designated by the CGN Committee to receive benefits determined under Section 3.1(b).

1.16 “Lump Sum Equivalent” means a single lump sum payment that is actuarially determined as the amount required to provide an after-tax monthly payment equal to one-twelfth of the after-tax amount of the Annual Benefit. Effective for distributions occurring on or after January 1, 2007 and on or before December 31, 2009, unless otherwise determined by the Administrative Benefit Committee, the actuarial discount rate for determinations of the Lump Sum Equivalent shall be 4 percent (4%). Beginning January 1, 2010, the actuarial discount rate shall be determined by the Administrative Benefit Committee. The actuarial determination shall be computed using any other actuarial or other factors as determined by the Administrative Benefit Committee. The after-tax amounts shall be based on Federal income and FICA tax rates and the state income tax rate for the residence of the Participant at the date of the payment, as determined by the Administrative Benefit Committee.

1.17 “Participant” means an elected officer of Dominion Resources, Inc. or an Affiliate who is designated by the CGN Committee to participate in the Plan in accordance with Article II prior to July 1, 2013. Participant includes a Regular Participant and a Life Participant. Effective as of July 1, 2013, no elected officer shall become a Participant, including a former Participant whose designation was revoked or who terminated employment and is rehired as an elected officer.

1.18 “Participant Service” means service with the Company while a Participant in the Plan. Service with the Company while an individual is not a Participant in the Plan is disregarded for purposes of calculating Participant Service.

1.19 “Plan” means the Dominion Resources, Inc. New Executive Supplemental Retirement Plan.

1.20 “Potential Change in Control” means with regard to each Participant at any time an event that constitutes a “Potential Change in Control” for purposes of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. as in effect at that time, if any.

1.21 “Regular Participant” means any Participant who is not specifically designated as a Life Participant and who is entitled to benefits under Section 3.1(a).

1.22 “Retirement” and “Retire” mean Separation from Service at or after the attainment of fifty-five (55) years of age (actually or deemed under a Benefit Agreement) and the completion of sixty (60) months of service with the Company (actually or deemed under a Benefit Agreement).

1.23 “Separation from Service” means a termination of employment with the Participant’s employer (Dominion Resources, Inc. or any Affiliate, as the case may be) and all other persons that would be treated as a single employer with the Participant’s employer under Code sections 414(b) or (c) (applying a 50% rather than an 80% ownership test), within the meaning of Treasury Regulation Section 1.409A-1(h).

1.24 “Single Life Annuity” means an annuity with payments equal to one-twelfth of the Annual Benefit payable in monthly installments for the Participant’s lifetime with no survivor benefits except as provided in Section 3.5(d).

1.25 “Totally and Permanently Disabled” means a condition that renders a Participant disabled for purposes of Code Section 409A(a)(2)(C).

Article II

Participation

An elected officer of Dominion Resources, Inc. or an Affiliate will become a Participant in the Plan upon his or her designation as a Participant by the CGN Committee prior to July 1, 2013. The individual shall remain a Participant until (a) the individual ceases to be an elected officer, or (b) the CGN Committee revokes its designation of any individual officer as a Participant, which may be done at its discretion at any time. Any Affiliate that is the employer of a Participant will be a designated employer under the Plan.

Article III

Benefits

Subject to the provisions of Articles VII and VIII, a Participant (or the Participant’s Beneficiary, if applicable) shall be entitled to benefits under this Plan as follows:

3.1(a) If a Regular Participant meets the Eligibility Conditions while in the employ of the Company, a Regular Participant shall upon Retirement be entitled to an Annual Benefit calculated as follows:

(i) an annual amount equal to Twenty-Five Percent (25%) of the Regular Participant’s Final Compensation, payable in equal monthly installments for a period of one hundred twenty (120) months, minus

(ii) if applicable, the annual amount payable to the Regular Participant under the Dominion Resources, Inc. Executive Supplemental Retirement Plan frozen as of December 31, 2004.

(b) If a Life Participant meets the Eligibility Conditions while in the employ of the Company, a Life Participant shall upon Retirement be entitled to an Annual Benefit calculated as follows:

(i) an annual amount equal to Twenty-Five Percent (25%) of the Life Participant’s Final Compensation, payable in equal monthly installments for the life of the Participant, minus

(ii) if applicable, the annual amount payable to the Life Participant under the Dominion Resources, Inc. Executive Supplemental Retirement Plan frozen as of December 31, 2004.

(c) If a Regular Participant or Life Participant subject to the Eligibility Conditions in Section 1.11(a) has completed sixty (60) months of Participant Service (actually or deemed under a Benefits Agreement), or if a Regular Participant or Life Participant subject to the Eligibility Conditions in Section 1.11(b) has completed sixty (60) months of service with the Company (actually or deemed under a Benefits Agreement), then, in either case, upon his severance from employment with the Company before the attainment of fifty-five (55) years of age (actually or deemed under a Benefits Agreement), the Participant shall be entitled to an Annual Benefit equal to the benefit computed under Section 3.1(a) or Section 3.1(b), as applicable, multiplied by the following fraction (not greater than one):

Participant’s completed months of

Participant Service (if subject to Section 1.11(a)) or

service with the Company (if subject to Section 1.11(b))

Total months from the date on which the individual became a Participant to the

Participant’s attainment of fifty-five (55) years of age

(actually or deemed under a Benefits Agreement).

For purposes of the above calculation, partial months shall be disregarded. The actuarial equivalent of the benefit under this Section 3.1(c) shall be paid in the form of the Lump Sum Equivalent subject to Sections 3.3 and 3.4 below.

3.2 Unless a Regular Participant makes an election under Section 3.3 to receive Installment Payments or a Life Participant makes an election under Section 3.4 to receive a Single Life Annuity prior to January 1, 2009, the Annual Benefit payable to a Participant under the Plan shall be paid in the form of the Lump Sum Equivalent. The Annual Benefit payable to any elected officer who becomes a Participant after December 31, 2008 shall be paid only in the form of the Lump Sum Equivalent.

3.3 This Section 3.3 shall only apply to Regular Participants who became Participants before January 1, 2009. In lieu of the Lump Sum Equivalent, a Regular Participant may elect to receive Installment Payments under the provisions of this Section 3.3.

(a) The Installment Payments shall be made in 120 monthly installments. Each installment shall be one-twelfth of the Annual Benefit.

(b) To receive Installment Payments, a Participant must make an irrevocable election within the first 30 days after the Participant becomes a Participant.

3.4 This Section 3.4 shall only apply to Life Participants who became Participants before January 1, 2009. In lieu of the Lump Sum Equivalent, a Life Participant may elect to receive a Single Life Annuity under the provisions of this Section 3.4. To receive a Single Life Annuity, a Participant must make an irrevocable election within the first 30 days after the Participant becomes a Participant.

3.5 (a) If a Participant becomes Totally and Permanently Disabled prior to Retirement, regardless of such Participant’s age or months of service, the Participant shall be entitled to an Annual Benefit equal to the amount described in Section 3.1(a) or 3.1(b), as applicable. The Annual Benefit shall be payable as a Lump Sum Equivalent unless the Participant has made an election to receive Installment Payments under Section 3.3 or a Single Life Annuity under Section 3.4. If the Participant has elected to receive Installment Payments or a Single Life Annuity, the Monthly Benefit shall be payable as Installment Payments to a Regular Participant and as a Single Life Annuity to a Life Participant.

(b) If a Participant dies while still employed by the Company, regardless of such Participant’s age or months of service, the Participant’s Beneficiary shall be entitled to the Lump Sum Equivalent that would have been payable to the Participant under Section 3.1(a) or Section 3.1(b), as applicable, if the Participant had a Separation from Service on his or her date of death. The amount payable shall be determined as of the date of the Participant’s death.

(c) If a Regular Participant dies after Installment Payments have commenced, but before receiving 120 Installment Payments, the remainder of such payments will be made to the Participant’s Beneficiary on the same schedule as the amounts would have been payable to the Participant.

(d) If a Life Participant dies after payments have commenced under a Single Life Annuity, but before receiving 120 monthly payments, additional monthly payments will be made to the Participant’s Beneficiary on the same schedule as the amounts would have been payable to the Participant until the Participant and the Beneficiary have received a combined total of 120 monthly payments. After a combined total of 120 monthly payments have been made, payments to the Beneficiary shall cease and the Plan shall have no further obligation to the Beneficiary.

(e) A Beneficiary receiving Installment Payments after the Participant’s death under Section 3.5(c) or a continuation of monthly payments under Section 3.5(d) may designate a beneficiary who will be entitled to receive the remaining benefits due the Beneficiary after the Beneficiary’s death. Designation of a beneficiary shall be made in accordance with Article V of the Plan.

(f) If the Participant has received a Lump Sum Equivalent or if the Participant has commenced payments under a Single Life Annuity under this Plan, the Participant’s Beneficiary shall not be entitled to receive any benefit under this Plan after the Participant’s death except as provided in Section 3.5(d).

3.6 Payments under the Plan shall be made at the times provided in this Section 3.6:

(a) The Lump Sum Equivalent payable pursuant to Section 3.1(c) or 3.2 shall be distributed to the Participant as soon as administratively practicable, but not later than 90 days, after the date which is six months after the Participant’s Retirement. The Lump Sum Equivalent payable pursuant to Section 3.5(b) shall be distributed to the Participant’s Beneficiary or Beneficiaries as soon as administratively practicable, but not later than 90 days, after the date of the Participant’s death.

(b) The Installment Payments payable pursuant to Section 3.3 shall commence on the first of the month concurrent with or immediately following the date which is six months after the Participant’s Retirement. All future Installment Payments shall be made on the first of each succeeding month.

(c) The Single Life Annuity payable pursuant to Section 3.4 shall commence on the first of the month concurrent with or immediately following the date which is six months after the Participant’s Retirement. All future payments shall be made on the first of each succeeding month.

(d) Payment of the benefit described in Section 3.5(a) shall be paid or shall commence to be paid on (or as soon as practicable, but not later than 90 days, after) the first day of the month next following the Administrative Benefit Committee’s determination of the Participant’s Total and Permanent Disability.

3.7 It is not intended that a Participant or Beneficiary receive duplicate benefits under this Plan. Anything herein to the contrary notwithstanding, therefore, the following provisions shall apply after a Participant has received a payment of any benefits under this Plan:

(a) If a Participant ceases to be employed by the Company, receives a distribution of part or all of the benefits payable under this Plan, and is subsequently reemployed by the Company, the amount of any benefit subsequently payable to the Participant from this Plan shall be appropriately adjusted to reflect the earlier distribution.

(b) Any adjustment under this Section 3.6 shall be made in accordance with rules established by the Administrative Benefit Committee and applied in a uniform and nondiscriminatory manner.

3.8 All payments under the Plan shall be subject to any applicable payroll and withholding taxes.

Article IV

Coordination of Benefit Payments

Any amount payable to a Participant or a Beneficiary under the Plan may be paid in part or in whole from any trust which is maintained by or on behalf of Dominion Resources, Inc. or an Affiliate or to which Dominion Resources, Inc or an Affiliate contributes, including without limitation any so-called “rabbi” or “secular” trust established from time to time. Dominion Resources, Inc. shall have the complete discretion to determine the source of any payment due under the Plan to any Participant or Beneficiary.

Article V

Designation of Beneficiary

5.1 A Participant may designate a Beneficiary to receive benefits due under the Plan, if any, upon the Participant’s death. Designation of a Beneficiary shall be made by execution of a form approved or accepted by the Administrative Benefit Committee. In the absence of an effective Beneficiary designation, a Participant’s surviving spouse, if any, and if none, the Participant’s estate, shall be the Beneficiary.

5.2 A Participant may change a prior Beneficiary designation made under Section 5.1 by a subsequent execution of a new Beneficiary designation form. The change in Beneficiary will be effective upon receipt by the Administrative Benefit Committee or its designee.

5.3 A beneficiary designation or a change in beneficiary designation by a Beneficiary pursuant to Section 3.4(d) shall be governed by Sections 5.1 and 5.2 as if “Beneficiary” were substituted for “Participant” and “beneficiary” were substituted for “Beneficiary” therein.

Article VI

Guarantees

The Company has only a contractual obligation to make payments of the benefits described in Article III. All benefits paid by the Company are to be satisfied solely out of the general corporate assets of the Company, which assets shall remain subject at all times to the claims of its creditors. No assets of the Company will be segregated or committed to the satisfaction of its obligations to any Participant or Beneficiary under this Plan.

Article VII

Termination of Employment

7.1 The Plan does not in any way limit the right of the Company at any time and for any reason to terminate either a Participant’s employment or a Participant’s status as an officer. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company and a Participant.

7.2 Except as otherwise provided in Section 7.3, a Participant (a) who is removed or not reelected as an officer or (b) who has a Separation from Service for any reason other than death or Total and Permanent Disability before the Participant has completed sixty (60) months of either (i) Participant Service (actually or deemed under a Benefits Agreement) if the Participant is subject to the Eligibility Conditions in Section 1.11(a), or (ii) service with the Company (actually or deemed under a Benefits Agreement) if the Participant is subject to the Eligibility Conditions in Section 1.11(b), shall in either case immediately cease to be a Participant under this Plan and shall forfeit all rights under this Plan.

7.3 Anything herein to the contrary notwithstanding, if a Participant is in the employ of the Company on the date of a Change in Control or a Potential Change in Control relating to that Company, the provisions of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc., if any, shall control (a) the Participant’s subsequent participation in this Plan and (b) the eligibility for, computation of, and payment of any benefits under this Plan to the Participant.

7.4 A Participant who ceases to be an employee of the Company and who is subsequently reemployed by the Company shall not accrue any additional benefits for periods during which he or she is not a Participant.

Article VIII

Termination, Amendment or Modification of Plan

8.1 Except as otherwise specifically provided, Dominion Resources, Inc. reserves the right to amend, modify or terminate this Plan, wholly or partially, at any time and from time to time by action of its Board of Directors or its delegate; provided, however, except for an amendment required to comply with Code Section 409A, that:

(a) no such amendment, modification or termination may decrease the benefit of a Participant (or Beneficiary, if applicable) where (i) the Participant has already Retired at a time when a benefit is payable under the Plan or (ii) the Participant has already completed sixty (60) months of service with the Company as of the date of the change and remains an elected officer of a designated employer; and

(b) further provided that with respect to a Participant who is in the employ of a Company on the date of a Change in Control or a Potential Change in Control relating to that Company, the provisions of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc., if any, shall apply to limit the ability of Dominion Resources, Inc. to amend, modify or terminate this Plan with regard to the affected Participant unless the Participant agrees to such amendment, modification or termination in writing.

8.2 Section 8.1 notwithstanding, no action to terminate the Plan shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than thirty (30) days prior to such action.

8.3 Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to Dominion Resources, Inc., such notice shall be addressed to the corporate offices and sent to the attention of the Corporate Secretary. If notice is to be given to a Participant, such notice shall be addressed to the Participant’s last known address.

8.4 Except as otherwise provided in Sections 7.3 and 8.1, upon the termination of this Plan, the Plan shall no longer be of any further force or effect and neither Dominion Resources, Inc. nor any Participant or Beneficiary shall have any further obligation or right under this Plan.

8.5 Unless such action is prohibited by Section 8.1(b), the CGN Committee may revoke or rescind the designation of an individual as a Participant at its discretion. The rights of any individual who was a Participant and whose designation as a Participant is revoked or rescinded by the CGN Committee shall cease upon such action. An individual whose designation as a Participant is revoked after June 30, 2013 may not later become a Participant under any circumstance.

Article IX

Other Benefits and Agreements

Except as provided in Section 3.1 and Article IV with regard to the coordination of benefit payments, the benefits provided for a Participant and the Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Company for its employees, and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company in which a Participant is participating.

Article X

Restrictions on Transfer of Benefits

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the CGN Committee, shall cease and terminate, and, in such event, the CGN Committee may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the CGN Committee may deem proper.

Article XI

Administration of the Plan

11.1 The Plan shall be administered by the Administrative Benefit Committee, which shall have the discretionary authority to interpret the terms of the Plan and to decide factual and other questions relating to the Participant and the Participant’s benefits, including without limitation questions relating to eligibility for, calculation of, and payment of benefits under the Plan. Subject to the provisions of the Plan, the Administrative Benefit Committee may adopt such rules and regulations as it may deem necessary or desirable to carry out the purposes of the Plan. The Administrative Benefit Committee’s interpretation and construction of any provision of the Plan shall be final, conclusive and binding upon the Company and upon Participants and their Beneficiaries.

11.2 Dominion Resources, Inc. shall indemnify and save harmless each member of the Administrative Benefit Committee and each member of the CGN Committee against any and all expenses and liabilities arising out of membership on the respective Committee, excepting only expenses and liabilities arising out of the member’s own willful misconduct. Expenses against which a member of the CGN Committee or the Administrative Benefit Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

11.3 In addition to the powers specified in Section 11.1 and other provisions of this Plan, the Administrative Benefit Committee shall have the specific discretionary authority to compute and certify the amount and kind of benefits from time to time payable to Participants and their Beneficiaries under the Plan, to authorize all disbursements for such purposes, and to determine whether a Participant is Totally and Permanently Disabled so as to be entitled to a benefit under Section 3.5(a).

11.4 To enable the Administrative Benefit Committee to perform its functions, the Company shall supply full and timely information to the Administrative Benefit Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for Separation from Service, and such other pertinent facts as the Administrative Benefit Committee may require.

11.5 Any responsibility or authority given under this Plan to either the Administrative Benefit Committee or the CGN Committee may be delegated by the respective committee. Any such delegation shall be in writing and shall be prospectively revocable at any time.

11.6 (a) Every Participant, retired Participant, or Beneficiary of a Participant shall be entitled to file with the Administrative Benefit Committee a claim for benefits under the Plan. The claim is required to be in writing. For purposes of this section, any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the claimant to represent the claimant.

(b) If the claim is denied by the Administrative Benefit Committee, in whole or in part, the claimant shall be furnished written notice of the denial of the claim within ninety (90) days after the Administrative Benefit Committee’s receipt of the claim or within one hundred eighty (180) days after such receipt if special circumstances require an extension of time. If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial ninety-day period explaining the special circumstances that require an extension of time and the date by which the Administrative Benefit Committee expects to render the benefit determination.

(c) Within sixty (60) days following the date the claimant receives written notice of the denial of the claim, the claimant may request the CGN Committee to review the denial. For purposes of this section, any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the claimant to represent the claimant.

(d) The CGN Committee shall afford the claimant a full and fair review of the decision denying the claim and shall:

(i) Provide, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim;

(ii) Permit the claimant to submit written comments, documents, records and other information relating to the claim; and

(iii) Provide a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination.

(e) The decision on review by the CGN Committee shall be in writing and shall be issued within sixty (60) days following receipt of the request for review. The period for decision may be extended to a date not later than one hundred twenty (120) days after such receipt if the Committee determines that special circumstances require extension. If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial sixty-day period explaining the special circumstances that require an extension of time and the date by which the Committee expects to render its decision on review.

Article XII

Confidentiality and Noncompetition Provisions

12.1 By receiving a benefit under this Plan, a Participant agrees never directly or indirectly to disclose to any third party or use for such Participant’s own personal benefit any confidential information or trade secret of the Company except and to the extent (a) disclosure is ordered by a court of competent jurisdiction or (b) the information otherwise becomes public through no action of the Participant.

12.2 By receiving a benefit under this Plan, a Participant further agrees that for a period of one (1) year following Separation from Service for any reason, the Participant will not, without the specific written permission of the Company, be directly employed in, or otherwise provide services in any capacity to, any business or enterprise (including but not limited to the Participant’s own business or enterprise) that engages in direct competition with the Company in any state in which the Company is at the time of the Participant’s Separation from Service either carrying on business or actively negotiating to enter business.

12.3 The CGN Committee (or its delegate) in its sole discretion has the authority to interpret and administer this Article XII and to determine whether a business is in competition with the Company as described in Section 12.2. In addition, a terminated Participant may request the CGN Committee (or its delegate) to determine in advance whether a specific contemplated business or enterprise would be in competition with the Company for purposes of Section 12.2, and a response shall be provided to the Participant within a reasonable time after all relevant information is provided to enable the CGN Committee (or its delegate) to make its determination.

12.4 If the CGN Committee (or its delegate) determines that a terminated Participant who is receiving or has received benefits under this Plan is, within one (1) year following Separation from Service and without the specific written permission of the Company, directly employed in, or otherwise providing services in any capacity to, a business or enterprise that engages in direct competition with the Company in any state in which the Company is at the time of the Participant’s Separation from Service either carrying on business or actively negotiating to enter business, then (a) all payments to the Participant under this Plan shall cease, (b) the Participant and his or her Beneficiaries shall forfeit all rights to any further payments under the Plan, and (c) the Participant shall be responsible for repaying to the Plan any payments already made to the Participant that represent (i) amounts paid or payable with regard to any period for which the Participant was in competition with the Company as described herein and/or (ii) any amounts already paid that are in excess of the amount that would have been paid before the period of competition began as Installment Payments to a Regular Participant or as a Single Life Annuity to a Life Participant.

12.5 As a condition to receiving payments under the Plan, the CGN Committee may require that Participant to enter into a separate confidentiality and/or noncompetition agreement in a form acceptable to the Company.

Article XIII

Restoration Match

13.1 The Restoration Match is a replacement for a portion of the Dominion Resources, Inc. Executives’ Deferred Compensation Plan that was frozen as of December 31, 2004 (the “Deferred Compensation Plan”). The Match Program under the frozen Deferred Compensation Plan provided a benefit restoration for certain executives who had base salary in excess of Internal Revenue Code limits that apply to the Savings Plan. Because the Deferred Compensation Plan was frozen, the Restoration Match is intended to provide the same benefit restoration but not to provide for the deferral of any compensation that might be subject to Code section 409A.

13.2 With respect to each Match Year, the Company will pay a Restoration Match (as defined in Section 14.3 below) to each eligible Match Participant.

13.3 The amount of the Restoration Match will be calculated under the following formula: Excess Compensation times Deferral Percentage times Match Percentage. The terms in the formula have the following meanings.

(a)	Excess Compensation is the amount of the Match Participant’s base salary for the Match Year in excess of the dollar limit for the Match Year under Code section 401(a)(17).

(b)	Deferral Percentage is the total of the Match Participant’s salary deferrals to the Savings Plan for the Match Year divided by the lesser of (i) the dollar limit for the Match Year under Code section 401(a)(17), or (ii) the Match Participant’s base salary for the Match Year reduced by deferrals under the Savings Plan. The Deferral Percentage may not exceed the maximum percentage of compensation on which the Match Participant would be eligible to receive a match by making a deferral under the Savings Plan for the Match Year.

(c)	Match Percentage is the percentage of company match made with respect to salary deferrals to the Savings Plan for the Match Year.

13.4 The Restoration Match will be paid in cash by the Company or its designee, less withholding for applicable income and employment taxes. Payment will be made with the regular payroll for January of the calendar year following the Match Year or, for a Match Participant who Terminated during the Match Year, at the same time as the first regular payroll for January of the calendar year following the Match Year, but not later than March 15 of that year.

13.5 The following definitions apply for purposes of this Article XIV.

(a)	Disability means, with respect to a Match Participant, that the Match Participant is entitled to benefits under the long-term disability plan of the Company.

(b)	Match Participant means an individual who meets the following requirements:

i.	is an officer of Dominion Resources, Inc. or a subsidiary during the Match Year;

ii.	is employed on December 31 of the Match Year or has Terminated during the Match Year due to retirement or early retirement (as defined by the Savings Plan), death or Disability;

iii.	has made salary deferrals to the Savings Plan for the Match Year; and

iv.	has base salary for the Match Year in excess of the dollar limit for the Match Year under Code section 401(a)(17).

(c)	Match Year means a calendar year. The first Match Year is 2005.

(d)	Savings Plan means the Dominion Resources, Inc. Employee Savings Plan.

(e)	Terminate means the cessation of the Match Participant’s employment with the Company on account of death, Disability, severance or any other reason.

Article XIV

Miscellaneous

14.1 The Plan shall inure to the benefit of, and shall be binding upon, Dominion Resources, Inc. and its successors and assigns, and upon a Participant, a Beneficiary, and either of their assigns, heirs, executors and administrators.

14.2 To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.

14.3 Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.